Exhibit 99.2

[LETTERHEAD OF GREENHILL & CO., LLC]

The Board of Directors

Heartland Payments Systems, Inc.

90 Nassau Street

Princeton, New Jersey 08542

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 15, 2015, to the Board of Directors of Heartland Payments Systems, Inc. (“Heartland”) as Annex B to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Greenhill & Co., LLC”, “PROPOSAL 1: THE MERGERS — Background of the Mergers”, “PROPOSAL 1: THE MERGERS — Heartland’s Reasons for the Mergers” and “PROPOSAL 1: THE MERGERS — Opinion of Greenhill & Co., LLC” in, the proxy statement/prospectus relating to the proposed transaction involving Heartland and Global Payments Inc. (“Global Payments”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Global Payments (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Greenhill & Co., LLC
Greenhill & Co., LLC

February 5, 2016